Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to this Registration Statement on Form S-3 of our report dated February 24, 2010 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in Gladstone Commercial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us under the heading “Experts” in such Pre-Effective Amendment No. 1 to the Registration Statement.
/s/PricewaterhouseCoopers LLP
Mclean, VA
September 23, 2010